Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

GENWORTH MORTGAGE HOLDINGS, INC.

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 21, 2020

6.500% Senior Notes Due 2025

FIRST SUPPLEMENTAL INDENTURE, dated as of August 21, 2020 (this “Supplemental Indenture”), among Genworth Mortgage Holdings, Inc. (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee, are party to an Indenture, dated as of August 21, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Issuer of Notes;

WHEREAS, in connection with the issuance of the 2025 Notes (as defined herein), the Issuer has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2025 Notes as hereinafter described; and

WHEREAS, pursuant to Section 2.2 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to establish a series of Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Title of Notes. There shall be a series of Notes of the Issuer designated the “6.500% Senior Notes due 2025” (the “2025 Notes”).

3. Maturity Date. The final Stated Maturity of the 2025 Notes shall be August 15, 2025.

4. Interest and Interest Rates. Interest on the outstanding principal amount of 2025 Notes will accrue at the rate of 6.500% per annum and will be payable semi-annually in arrears on February 15 and August 15 in each year, commencing on February 15, 2021, to holders of record on the immediately preceding February 1 and August 1, respectively (each such February 1 and August 1, a “Record Date”). Interest on the 2025 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from August 21, 2020, except that interest on any Additional 2025 Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2025 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2025 Notes (or if the date of issuance of such Additional 2025 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2025 Note is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

5. No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2025 Notes that may be authenticated, delivered and outstanding under the Indenture is not limited. The aggregate principal amount of the 2025 Notes issued pursuant to this Supplemental Indenture shall be $750 million. The Issuer may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the Notes in all respects except for issue date and, if applicable, issue price and the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2025 Notes (any such Additional Notes, “Additional 2025 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Issuer, as contemplated by Section 2.2 of the Indenture.

6. Redemption. Except as set forth in clauses (b), (c) and (d) of this Paragraph 6, the 2025 Notes are not redeemable until February 15, 2025. On and after February 15, 2025 (the “Par Call Date”), the Issuer may redeem the 2025 Notes, in whole or in part, at 100.0% of principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest on the 2025 Notes, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date that is prior to the relevant Redemption Date). In addition, at any time prior to February 15, 2025, the Issuer may redeem the 2025 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). In addition, at any time prior to August 15, 2022, the Issuer may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2025 Notes (including Additional 2025 Notes), in whole or in part, at a redemption price equal to 106.5% of the principal amount of the 2025 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date) with an amount not greater than the net cash proceeds of one or more Equity Offerings, if: (i) at least 50% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer or any of its Subsidiaries); and (ii) the redemption occurs within 90 days of such Equity Offering. If Holders of not less than 90% in aggregate principal amount of the outstanding 2025 Notes (including Additional 2025 Notes) validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described under Section 3.9 of the Indenture, purchases all of the 2025 Notes validly tendered and not withdrawn by such Holders in such Change of Control Offer, all of the Holders of 2025 Notes will be deemed to have consented to such tender their Notes on the same terms specified in such Change of Control Offer, and, accordingly, the Issuer or such third party may elect, upon not less than 10 nor more than 60 days’ prior notice, to redeem all 2025 Notes that remain outstanding following the consummation of the Change of Control Offer at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date; provided that the Issuer or the applicable third party must provide any such notice of redemption within 30 days following the Change of Control Payment Date. Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1, and Sections 5.2 through 5.8 of the Indenture. In connection with any redemption of Notes (including with the Net Cash Proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any Equity Offering, incurrence of Indebtedness, or acquisition, merger or consolidation. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded (by the Issuer in its sole discretion) in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

For purposes of this paragraph 6, the following terms shall have the following meanings:

“Applicable Premium” means, as determined by the Issuer with respect to a Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value as of such Redemption Date of (i) the par value of such note on the Par Call Date, plus (ii) the remaining scheduled interest payments due on such Note through the Par Call Date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Treasury Rate” means, as obtained by the Issuer, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the Par Call Date; provided, however, that if the period from the Redemption Date to the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

7. Form. The 2025 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and Exhibit A attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.2 of the Indenture).

8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. Waiver of Jury Trial. EACH PARTY HERETO WAIVES (AND BY ITS HOLDING OF A NOTE, EACH HOLDER SHALL BE DEEMED TO HAVE WAIVED), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GENWORTH MORTGAGE HOLDINGS, INC.

By:	/s/ H. Dean Mitchell
Name: H. Dean Mitchell
Title: Senior Vice President, Chief Financial Officer & Treasurer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President

[Signature Page to First Supplemental Indenture]